Filed pursuant to Rule 433

Registration No. 333-181385

June 5, 2013

Final Term Sheet
CAD 1,000,000,000 1.875% Global Notes due 2018

Terms:

Issuer:	KfW

Guarantor:	Federal Republic of Germany

Aggregate Principal Amount:	CAD 1,000,000,000

Denomination:	CAD 1,000

Maturity:	June 13, 2018

Redemption Amount:	100%

Interest Rate:	1.875% per annum, payable in two equal semi-annual installments in arrears

Date of Pricing:	June 5, 2013

Closing Date:	June 13, 2013

Interest Payment Dates:	June 13 and December 13 in each year

Currency of Payments:	USD unless noteholder elects CAD

Price to Public/Issue Price:	99.609%

Underwriting Commissions:	0.125%

Proceeds to Issuer:	99.484%

Format:	SEC-registered global notes

Listing:	Luxembourg Stock Exchange (regulated market)

Business Day:	For payments in USD: New York and Toronto For payments in CAD: Toronto

Business Day Convention:	Following, unadjusted

Day Count Fraction:	Actual/Actual Canadian Compound Method

Governing Law/Jurisdiction:	German law; District Court Frankfurt am Main

Gross-Up:	No gross-up if tax deduction or withholding is imposed

Cross-Default:	None

Clearing System:	DTC (deliverable through CDS, Clearstream and Euroclear)

ISIN:	US500769FS86

CUSIP:	500769 FS8

Selling Restrictions:	European Economic Area, UK, Japan, Canada, Hong Kong

Ratings of Issuer:[1]	AAA by Standard & Poor’s, Aaa by Moody’s Investors Service[2] and AAA by Fitch Ratings.

Lead Managers:	HSBC RBC Capital Markets

Co-Lead Managers:	CIBC BMO Capital Markets TD Securities National Bank of Canada Financial Markets Scotiabank

Stabilization Manager:	HSBC Bank plc

Registrar:	Deutsche Bank Trust Company Americas

Paying Agent:	Deutsche Bank Trust Company Americas

Additional Paying Agent:	Deutsche Bank Aktiengesellschaft

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Website at www.sec.gov. The prospectus supplement relating to the notes is available under the following link: http://www.sec.gov/Archives/edgar/data/821533/000104746912008097/a2210594z424b3.htm. KfW’s base prospectus relating to the notes is available through the following link:  http://www.sec.gov/Archives/edgar/data/821533/000104746912008091/a2209648z424b3.htm.

Alternatively, HSBC will arrange to send you the prospectus, which you may request by calling toll-free +1 866-811-8049.

1  A security rating is not a recommendation to buy, sell or hold securities. Ratings are subject to revision or withdrawal at any time by the assigning rating organization. Each rating should be evaluated independently of any other rating.

2  Outlook changed to “negative” on July 25, 2012.